Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports Results for the Three Months Ended December 31, 2011

LOS ANGELES, CA (March 16, 2012) – Rentech, Inc. (NYSE AMEX: RTK) today announced its results for the three months ended December 31, 2011.

Rentech owns and develops technologies that enable the production of certified synthetic fuels, renewable power and hydrogen. The Company also manages and owns a majority of Rentech Nitrogen Partners, L.P. (NYSE: RNF) which operates a nitrogen fertilizer plant in East Dubuque, IL.

Rentech’s financial results reflect the consolidated results of its alternative energy business and those of Rentech Nitrogen.

As of December 31, 2011, Rentech had consolidated cash of $237.5 million, of which $44.8 million was held at Rentech Nitrogen.

For the three months ended December 31, 2011, Rentech reported a consolidated net loss of $8.5 million or $0.04 per share. Rentech generated consolidated net income of $1.7 million or $0.01 per share during the period excluding $10.3 million of loss on extinguishment of debt incurred during the period. This compares to a net loss of $5.5 million or $0.02 per share reported in the comparable period in the prior year, or a net loss of $0.9 million or $0.00 per share excluding $4.6 million of loss on extinguishment of debt incurred during the prior year period. Further explanation of net income excluding non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding non-recurring items to net income have been included below in this press release.

During the three months ended December 31, 2011, Rentech Nitrogen generated operating income of $22.6 million as compared to $14.6 million during the comparable period in the prior year. Rentech Nitrogen generated $25.9 million of EBITDA for the period, as compared to $17.2 million in the corresponding period in 2010. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen's EBITDA to operating income has been included below in this press release.

Commenting on results for the period, D. Hunt Ramsbottom, President and CEO of Rentech, said, “Rentech Nitrogen reported excellent results, driven by strong pricing and nitrogen demand. On the alternative energy side of our business, we began implementing our cost reduction strategy and we remain committed to maintaining our strong cash position at Rentech and reducing costs.” Mr. Ramsbottom continued, “We continue to evaluate opportunities that fit within our investment parameters of relatively low capital deployment risk and attractive returns. Additionally, we are making tangible progress with potential partners who may fund our R&D or technology deployment.”

During the three months ended December 31, 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $684 per ton and $307 per ton, respectively, compared to $512 per ton and $193 per ton, respectively, for the comparable period in the prior year.

Rentech Nitrogen delivered 55,000 tons of ammonia, 65,000 tons of UAN and 10,000 tons of other nitrogen products during the three months ended December 31, 2011 as compared to 44,000 tons of ammonia, 79,000 tons of UAN and 10,000 tons of other nitrogen products during the comparable period in the prior year. Delivered tons are rounded to the nearest thousand.

Revenues for the three months ended December 31, 2011 were $63.1 million, as compared to $43.0 million for the comparable period in the prior year. Revenues were derived almost entirely from sales of nitrogen fertilizer products, whose sales prices were higher due to low levels of grain and fertilizer inventories and expectations of higher corn acreage in 2012.

Gross profit margin on product shipments was 46% for the period, up from 38% for the comparable period in the prior year. The increase was primarily due to higher sales prices, partially offset by lower margins received on the sale of approximately 12,000 tons of purchased ammonia sold at a profit margin lower than that for manufactured product, and higher natural gas costs included in cost of sales for delivered product.

Consolidated selling, general and administrative (SG&A) expenses were $10.5 million for the three months ended December 31, 2011 as compared to $7.7 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $7.2 million for the alternative energy business and $3.3 million for the nitrogen fertilizer business as compared to $6.3 million and $1.4 million, respectively, for the prior year period. The increase in SG&A expenses for the alternative energy business reflects fees for accounting and tax services related to the change in fiscal year end as well as non-recurring consulting fees. The increase in SG&A expenses for the nitrogen fertilizer business was primarily attributable to expenses Rentech Nitrogen incurred as a result of becoming a public company.

Research and development (R&D) expenses incurred in the alternative energy segment during the three months ended December 31, 2011 were $4.2 million as compared to $5.4 million for the comparable period in the prior year. The decrease in R&D expenses resulted from the implementation of Rentech’s cost reduction strategy as well as lower operating costs for the Company’s Product Demonstration Unit (PDU) due to approximately 25% fewer operating days than in the prior year period.

In the three months ended December 31, 2011, Rentech Nitrogen recorded $10.3 million of loss on debt extinguishment as compared to $4.6 million recorded in the comparable period in the prior year.

Stock Repurchase Program

Rentech recently announced a program to repurchase up to $25 million of Rentech common stock. The Company believes the repurchase of its common stock at attractive prices is a good investment, and highlights its commitment to use capital to maximize value for shareholders. The repurchase program is expected to be effective on or about March 20th.

Outlook

Rentech remains committed to its conservative investment capital approach. The Company began implementing its strategy to reduce its cash operating expenses.

The Company previously expected to complete the U.S Department of Energy (DOE) required 2,000 operational hours of the Rentech-ClearFuels Integrated Bio-Refinery (IBR) Project at the Rentech Energy Technology Center (RETC) in Colorado in early April 2012. The completion date of the IBR project’s operating requirement is now expected in mid-summer 2012.

Previously, Rentech indicated that it would assess the need for any continued operation of its PDU and Integrated Bio-Refinery as well as research and development activities at RETC, upon conclusion of the IBR project’s operational requirements, then expected to be in early April. The Company believes there is value to continued operations of the facility while potential partners are visiting the plant and discussing funding opportunities with Rentech. As a result, Rentech currently expects to continue operations for a period beyond the requirements of the DOE grant. Because monthly expenses are below those previously forecasted, Rentech expects its cash spend, including operation of the IBR, to be less than previously forecasted to operate through September 30, 2012.

Rentech has updated its guidance to reflect these adjustments and their impact to projected cash operating and capital expenditures for the twelve months ending September 30, 2012:

Projection for 12 Months Ending 9/30/12
	Actual 12 Months Ended 9/30/11	Previous Guidance (provided 12/15/11)	Updated Guidance (provided 3/16/12)
Cash Portion of SG&A	$20.5 million	Slightly down from previous year, with room for further improvement	No change to 12/15/11 guidance
R&D	$30.0 million	>50% decline from previous year if PDU ran only through completion of IBR project in early April 2012, plus an incremental $6 - $8 million to run the PDU from April through 9/30/12	Approx. $17 – $19 million to run PDU through completion of IBR project in mid-summer 2012, plus incremental $3 million to run the PDU from mid-summer through 9/30/12

		or $21 – $23 million of total R&D to run PDU through 9/30/12	or $20 – $22 million of total R&D to run PDU through 9/30/12
Capital Expenditures	$15.8 million	$2.0 million	No change to 12/15/11 guidance

Cash Opex and Capex	$66.3 million	≈$37.0 – $45.0 million	≈$42.0 – $44.0 million

Total Reduction in Cash Spend from Prior 12 Month Period		≈32% – 44%	≈34% – 37%

Rentech’s Portion of RNF’s Cash Available for Distribution[1]		$54.4 million	No change to 12/15/11 guidance

[1]	Based on Rentech Nitrogen’s forecasted Cash Available for Distribution per unit as presented in its prospectus dated November 3, 2011.

As of January 31, 2012, Rentech Nitrogen delivered and/or entered into prepayment contracts for approximately 77,500 tons of ammonia and 120,250 tons of UAN, which accounts for 70% and 54% of forecasted revenues for the respective products for the twelve month period ending September 30, 2012. Rentech Nitrogen has already purchased or contracted at fixed prices for the natural gas required to produce the tons delivered and under prepayment contracts.

Rentech Nitrogen has secured 84% of the natural gas required for product forecasted to be delivered during the twelve months ending September 30, 2012. The company has entered into gas purchase commitments for approximately 3.5 million MMBtus in excess of its needs to produce product sold under pre-paid sales contracts at an average price of $3.19, excluding transportation costs. Over half of these forward natural gas commitments were purchased below $2.90 per MMBtu.

Rentech Nitrogen has secured strong product pricing in its spring forward sales book. The company believes it properly gauged the market and sold a significant portion of its spring book during the September/October window last year when pricing for products for spring deliveries was at a premium. The company sold limited additional tonnage in late December through February when product prices were softer. The premium pricing Rentech Nitrogen captured is reflected in the average pre-sold product prices for spring delivery, of $741 per ton for ammonia and $386 per ton for UAN, which are well above prices offered during last December through February. Product prices have strengthened recently, and the company anticipates further nitrogen price appreciation as the spring season develops. Rentech Nitrogen sees factors such as record forecasted planted acres and high corn prices as positive indicators to support its view.

Net Operating Loss Carryforwards Update

Rentech’s net operating loss carryforwards (NOLs) applicable to federally taxable income are approximately $114 million as of December 31, 2011, which is higher than the estimate of approximately $90 million previously provided. The Company has a tax benefit preservation plan in place which is intended to protect the value of the Company's NOLs, the use of which could be restricted by certain changes in ownership of the Company’s stock. Once the Company’s NOLs are fully utilized or expire, Rentech’s taxable income, including its share of income from Rentech Nitrogen, will be subject to federal and other income taxes.

Change in Fiscal Year

Rentech previously announced that its Board of Directors has approved a change of the Company’s fiscal year end to December 31st from September 30th. With this change, Rentech’s 2012 fiscal year began on January 1, 2012 and will end on December 31, 2012.

Conference Call with Management

The Company will hold a conference call on Friday, March 16, 2012 at 12:00 p.m. PST, during which time Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-381-7839 or 212-231-2900. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 2:00 p.m. PST on March 16 through 12:30 p.m. PST on March 23. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21575043.

RENTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in thousands, except per share data)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Total Revenues	$63,066	$43,014

Cost of Sales	37,510	26,886

Gross Profit	25,556	16,128
Selling, General, and Administrative	10,498	7,687
Depreciation and Amortization	566	573
Research and Development	4,202	5,426
Loss on Impairment	583	53
Gain on Disposal of Property, Plant, and Equipment	(507)	—

Total Operating Expenses	15,342	13,739

Operating Profit	10,214	2,389

Total Other Expenses	(14,310)	(8,271)

Net Loss from Continuing Operations before Income Taxes	(4,096)	(5,882)
Income tax expense	2	2

Net Loss	(4,098)	(5,884)
Net loss attributable to noncontrolling interests	(4,433)	366

Net Loss Attributable to Rentech	$(8,531)	$(5,518)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.04)	$(0.02)
Discontinued operations	0.00	0.00

Basic and Diluted Loss per Common Share	$(0.04)	$(0.02)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	224,414	221,980

Disclosure Regarding Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP, management uses additional measures that are known as “non-GAAP financial measures” in its evaluation of past performance.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding the Company’s performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, provide investors with additional information about the Company’s core operating performance and the financial analytical framework upon which management bases financial, operational and planning decisions.

Net income (loss) attributable to Rentech excluding non-recurring items is a presentation of net income (loss) attributable to Rentech adjusted for non-recurring items, such as loss on extinguishment of debt.

EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Note that the majority of Rentech Nitrogen’s depreciation expense is booked to cost of sales. Management believes that EBITDA can be a useful indicator of the fundamental operating performance of Rentech Nitrogen’s business and fertilizer production facility. Management believes that EBITDA can help investors evaluate Rentech Nitrogen’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are non-operating expenses. The Company believes that its investors may use EBITDA as a measure of the operating performance of Rentech Nitrogen.

The Company recommends that investors carefully: review the GAAP financial information (including its Statements of Cash Flows) included as part of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in its quarterly earnings releases and investor calls; and read the reconciliation below.

Calculation of Consolidated Net Income (Loss) Profit Excluding Non-Recurring Items

(Stated in thousands, except per share data)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Net loss Attributable to Rentech	$(8,531)	$(5,518)
Loss on Debt Extinguishment	10,263	4,593

Net Income Attributable to Rentech Excluding Non-Recurring Items	$1,732	$(925)

Net Loss per Share Attributable to Rentech	(0.04)	(0.02)
Loss on Debt Extinguishment	0.05	0.02

Net Income per Share Attributable to Rentech Excluding Non-Recurring Items	$0.01	$(0.00)

Weighted-Average Shares Outstanding	224,414	221,980

Rentech Nitrogen EBITDA Reconciliation (Stated in thousands)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Operating Income	$22,648	$14,584
Depreciation and Amortization	3,287	2,601

EBITDA	$25,935	$17,185

Source: Rentech, Inc.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company’s clean energy technology portfolio includes the Rentech-SilvaGas biomass gasification technology and the Rentech-ClearFuels biomass gasification technology, both of which can produce synthesis gas from biomass and waste materials for production of renewable power and fuels. The Rentech-ClearFuels Gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process which is based on Fischer-Tropsch chemistry. The Rentech Process can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly owned subsidiaries, the general partner interest and approximately 61% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, granular urea and urea liquor in the Mid Corn Belt region of the United States.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: Rentech Nitrogen’s forecasted cash available for distribution for the twelve months ending 2012 (please see pages 69-76 of the Rentech Nitrogen prospectus dated November 3, 2011 as filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on November 7, 2011 for further details on the cash forecast and its underlying assumptions); our estimated net operating loss carryforwards; the forecasted cash spend for the alternative energy segment; and the outlook for both our energy and nitrogen fertilizer businesses in the twelve months ending September 30, 2012. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Rentech, Inc.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com